ABN AMRO Series 2001 2 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.00	0.00
A 3	0.00	1,269,650.04	18,950,000.00
A 4	0.00	1,508,106.36	22,342,317.00
A 5	0.00	9,474.96	18,950,000.00
A P	340,636.11	0.00	888,915.81
A X	0.00	402,741.77	2,928,841.83
B 1	22,576.89	149,273.76	2,199,285.58
B 2	10,160.70	67,180.54	989,786.82
B 3	6,772.45	44,778.12	659,726.63
B 4	4,516.00	29,858.77	439,916.17
B 5	5,644.49	37,320.17	549,846.77
M	29,350.35	194,058.55	2,859,110.65
R	0.00	0.00	0.00
A 1	105,414,858.82	6,005,657.39	21,023,519.83
A 2	0.00	1,348,954.68	19,984,514.00
R 3	0.00	0.00	0.00